                                                                   -------------------------------
                                 UNITED STATES                              OMB APPROVAL
                       SECURITIES AND EXCHANGE COMMISSION          -------------------------------
                            WASHINGTON, D.C.  20549                OMB Number:     3235-0145
                                                                   Expires:      August 31, 1999
                                                                   Estimated average burden hours
                                                                   per response  . . . . .   14.90
                                                                   -------------------------------

                                  SCHEDULE 13D
                   UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. 1)*


                              Yurie Systems, Inc.
-------------------------------------------------------------------------------
                                (Name of Issuer)

                          Common Stock, $.01 par value
-------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   98871Q102
                    -----------------------------------
                                 (CUSIP Number)

                            John J. McDonnell, Esq.
                         Secretary and General Counsel
                              Yurie Systems, Inc.
                            8301 Professional Place
                              Landover, MD  20785
                                 (301) 352-4600

-------------------------------------------------------------------------------
(Name, Address and Telephone Number of Person Authorized to Receive Notices and
                                Communications)

                                   Copies to:

                             James H. Schropp, Esq.
                    Fried, Frank, Harris, Shriver & Jacobson
                   1001 Pennsylvania Avenue, N.W., Suite 800
                          Washington, D.C.  20004-2505
                                 (202) 639-7120

                                 May 11, 1998
                    -----------------------------------
            (Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of Sections 240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box [ ].

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Section 240.13d-7 for other parties to whom copies are to be sent.

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                  SCHEDULE 13D

        -----------------------------------------------                   ----------------------------------------------------
          CUSIP NO.      98871Q102                                           PAGE        2        OF       9         PAGES
                     ------------------------------                               ---------------    ---------------
        -----------------------------------------------                   ----------------------------------------------------
        ----------------------------------------------------------------------------------------------------------------------
            1    NAMES OF REPORTING PERSONS
                 I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                 Harry J. Carr

        ----------------------------------------------------------------------------------------------------------------------
            2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)                              (a) [X]
                                                                                                                  (b) [ ]

        ----------------------------------------------------------------------------------------------------------------------
            3    SEC USE ONLY


        ----------------------------------------------------------------------------------------------------------------------
            4    SOURCE OF FUNDS (SEE INSTRUCTIONS)
                             OO

        ----------------------------------------------------------------------------------------------------------------------
            5    CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)                  [ ]


        ----------------------------------------------------------------------------------------------------------------------
            6    CITIZENSHIP OR PLACE OF ORGANIZATION
                 United States

        ----------------------------------------------------------------------------------------------------------------------
                             7    SOLE VOTING POWER
              NUMBER OF           1,000,000
                SHARES
             BENEFICIALLY
               OWNED BY           --------------------------------------------------------------------------------------------
                EACH         8    SHARED VOTING POWER
              REPORTING           -0-
               PERSON
                WITH        --------------------------------------------------------------------------------------------------
                             9    SOLE DISPOSITIVE POWER
                                  1,000,000

                            --------------------------------------------------------------------------------------------------
                             10   SHARED DISPOSITIVE POWER
                                  -0-

        ----------------------------------------------------------------------------------------------------------------------
            11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                 1,000,000

        ----------------------------------------------------------------------------------------------------------------------
            12   CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)                 [ ]

        ----------------------------------------------------------------------------------------------------------------------
            13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                 Approximately 3.8% of the shares outstanding as of April 24, 1998

        ----------------------------------------------------------------------------------------------------------------------
            14   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
                 IN
        ----------------------------------------------------------------------------------------------------------------------


                            Exhibit Index on Page 9

                                  SCHEDULE 13D

        -----------------------------------------------                   ----------------------------------------------------
          CUSIP NO.      98871Q102                                           PAGE        3        OF       9         PAGES
                     ------------------------------                               ---------------    ---------------
        -----------------------------------------------                   ----------------------------------------------------
        ----------------------------------------------------------------------------------------------------------------------
            1    NAMES OF REPORTING PERSONS
                 I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                 Jeong H. Kim

        ----------------------------------------------------------------------------------------------------------------------
            2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)                              (a) [X]
                                                                                                                  (b) [ ]

        ----------------------------------------------------------------------------------------------------------------------
            3    SEC USE ONLY


        ----------------------------------------------------------------------------------------------------------------------
            4    SOURCE OF FUNDS (SEE INSTRUCTIONS)
                             OO

        ----------------------------------------------------------------------------------------------------------------------
            5    CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)                  [ ]


        ----------------------------------------------------------------------------------------------------------------------
            6    CITIZENSHIP OR PLACE OF ORGANIZATION
                 United States

        ----------------------------------------------------------------------------------------------------------------------
                             7    SOLE VOTING POWER
              NUMBER OF           13,187,600*
                SHARES
             BENEFICIALLY
               OWNED BY     --------------------------------------------------------------------------------------------------
                 EACH        8    SHARED VOTING POWER
               REPORTING           -0-
                PERSON
                 WITH       --------------------------------------------------------------------------------------------------
                             9    SOLE DISPOSITIVE POWER
                                  12,500,200*

                            --------------------------------------------------------------------------------------------------
                             10   SHARED DISPOSITIVE POWER
                                  687,400

        ----------------------------------------------------------------------------------------------------------------------
            11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                 13,187,600*

        ----------------------------------------------------------------------------------------------------------------------
            12   CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)                 [ ]

        ----------------------------------------------------------------------------------------------------------------------
            13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                 Approximately 51.7% of the shares outstanding as of April 24, 1998

        ----------------------------------------------------------------------------------------------------------------------
            14   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
                 IN
        ----------------------------------------------------------------------------------------------------------------------


* Includes 200 shares of common stock owned by Mr. Kim's spouse, Cynthia Kim, as to which he disclaims beneficial ownership.


                            Exhibit Index on Page 9

                                  SCHEDULE 13D

        -----------------------------------------------                   ----------------------------------------------------
          CUSIP NO.      98871Q102                                           PAGE        4        OF       9         PAGES
                     ------------------------------                               ---------------    ---------------
        -----------------------------------------------                   ----------------------------------------------------
        ----------------------------------------------------------------------------------------------------------------------
            1    NAMES OF REPORTING PERSONS
                 I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                 Kwok L. & Felice Li

        ----------------------------------------------------------------------------------------------------------------------
            2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)                              (a) [X]
                                                                                                                  (b) [ ]

        ----------------------------------------------------------------------------------------------------------------------
            3    SEC USE ONLY


        ----------------------------------------------------------------------------------------------------------------------
            4    SOURCE OF FUNDS (SEE INSTRUCTIONS)
                            OO
        ----------------------------------------------------------------------------------------------------------------------
            5    CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)                  [ ]


        ----------------------------------------------------------------------------------------------------------------------
            6    CITIZENSHIP OR PLACE OF ORGANIZATION
                 United States

        ----------------------------------------------------------------------------------------------------------------------
                             7    SOLE VOTING POWER
              NUMBER OF           3,120,000*
                SHARES
             BENEFICIALLY
               OWNED BY     --------------------------------------------------------------------------------------------------
                 EACH        8    SHARED VOTING POWER
              REPORTING           -0-
               PERSON
                WITH        --------------------------------------------------------------------------------------------------
                             9    SOLE DISPOSITIVE POWER
                                  3,120,000*

                            --------------------------------------------------------------------------------------------------
                             10   SHARED DISPOSITIVE POWER
                                  -0-

        ----------------------------------------------------------------------------------------------------------------------
           11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                 3,120,000*

        ----------------------------------------------------------------------------------------------------------------------
           12    CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)                  [ ]

        ----------------------------------------------------------------------------------------------------------------------
           13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                 Approximately 12.2% of the shares outstanding as of April 24, 1998

        ----------------------------------------------------------------------------------------------------------------------
           14    TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
                 IN
        ----------------------------------------------------------------------------------------------------------------------


* Includes 900,000 shares of common stock owned by Mr. Li's spouse, Felice Li, as to which Mr. Li disclaims beneficial ownership. Also, includes 2,200,000 shares of common stock held of record by Linsang Partners LLC, of which Mr. Li holds a controlling interest.



                            Exhibit Index on Page 9

                                  SCHEDULE 13D

        -----------------------------------------------                   ----------------------------------------------------
          CUSIP NO.      98871Q102                                           PAGE        5        OF       9         PAGES
                     ------------------------------                               ---------------    ---------------
        -----------------------------------------------                   ----------------------------------------------------
        ----------------------------------------------------------------------------------------------------------------------
            1    NAMES OF REPORTING PERSONS
                 I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                 Linsang Partners LLC

        ----------------------------------------------------------------------------------------------------------------------
            2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)                              (a) [X]
                                                                                                                  (b) [ ]

        ----------------------------------------------------------------------------------------------------------------------
            3    SEC USE ONLY


        ----------------------------------------------------------------------------------------------------------------------
            4    SOURCE OF FUNDS (SEE INSTRUCTIONS)
                            OO
        ----------------------------------------------------------------------------------------------------------------------
            5    CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)                  [ ]


        ----------------------------------------------------------------------------------------------------------------------
            6    CITIZENSHIP OR PLACE OF ORGANIZATION
                 Delaware

        ----------------------------------------------------------------------------------------------------------------------
                             7    SOLE VOTING POWER
              NUMBER OF           2,200,000
                SHARES
             BENEFICIALLY
               OWNED BY     --------------------------------------------------------------------------------------------------
                EACH          8    SHARED VOTING POWER
              REPORTING           -0-
               PERSON
                WITH        --------------------------------------------------------------------------------------------------
                             9    SOLE DISPOSITIVE POWER
                                  2,200,000

                            --------------------------------------------------------------------------------------------------
                             10   SHARED DISPOSITIVE POWER
                                  -0-

        ----------------------------------------------------------------------------------------------------------------------
            11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                 2,200,000

        ----------------------------------------------------------------------------------------------------------------------
            12   CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)                 [ ]

        ----------------------------------------------------------------------------------------------------------------------
            13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                 Approximately 8.6% of the shares outstanding as of April 24, 1998

        ----------------------------------------------------------------------------------------------------------------------
            14   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
                 OO
        ----------------------------------------------------------------------------------------------------------------------



                            Exhibit Index on Page 9

        -----------------------------------------------                   ----------------------------------------------------
          CUSIP NO.      98871Q102                                           PAGE        6        OF       9         PAGES
                     ------------------------------                               ---------------    ---------------
        -----------------------------------------------                   ----------------------------------------------------
        ----------------------------------------------------------------------------------------------------------------------
            1    NAMES OF REPORTING PERSONS
                 I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                 Barton Y. Shigemura

        ----------------------------------------------------------------------------------------------------------------------
            2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)                              (a) [X]
                                                                                                                  (b) [ ]

        ----------------------------------------------------------------------------------------------------------------------
            3    SEC USE ONLY


        ----------------------------------------------------------------------------------------------------------------------
            4    SOURCE OF FUNDS (SEE INSTRUCTIONS)
                             OO

        ----------------------------------------------------------------------------------------------------------------------
            5    CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)                  [ ]


        ----------------------------------------------------------------------------------------------------------------------
            6    CITIZENSHIP OR PLACE OF ORGANIZATION
                 United States

        ----------------------------------------------------------------------------------------------------------------------
                             7    SOLE VOTING POWER
              NUMBER OF           996,000
                SHARES
             BENEFICIALLY
               OWNED BY     --------------------------------------------------------------------------------------------------
                 EACH        8    SHARED VOTING POWER
               REPORTING           -0-
                PERSON
                 WITH       --------------------------------------------------------------------------------------------------
                             9    SOLE DISPOSITIVE POWER
                                  996,000

                            --------------------------------------------------------------------------------------------------
                             10   SHARED DISPOSITIVE POWER
                                  -0-

        ----------------------------------------------------------------------------------------------------------------------
            11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                 996,000

        ----------------------------------------------------------------------------------------------------------------------
            12   CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)                 [ ]

        ----------------------------------------------------------------------------------------------------------------------
            13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                 Approximately 3.8% of the shares outstanding as of April 24, 1998

        ----------------------------------------------------------------------------------------------------------------------
            14   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
                 IN
        ----------------------------------------------------------------------------------------------------------------------



                            Exhibit Index on Page 9

         This Amendment No. 1 ("Amendment No. 1") amends and supplements the
Schedule 13D filed on behalf of Harry J. Carr, Jeong H. Kim, Kwok L. & Felice Li, Linsang Partners LLC ("Linsang") and Barton Y. Shigemura (each a "Reporting Person" and collectively "Reporting Persons") on May 8, 1998 relating to the Common Stock, par value $.01 per share, of the Yurie Systems, Inc., a Delaware corporation (the "Company"), and is hereby filed on behalf of the Reporting Persons. All capitalized terms used in this Amendment No. 1 and not otherwise defined herein have the meanings previously ascribed to such terms in the
Schedule 13D.

ITEM 5.  INTEREST IN SECURITIES OF THE ISSUER

         Item No. 5(a) is hereby amended by deleting the last sentence and replacing it with the following:

         As a group, the Reporting Persons beneficially own 18,303,600 shares of Common Stock, representing 66.5% of the outstanding Common Stock as of April 24, 1998

         Item No. 5(c) is hereby amended by deleting that Item in its entirety and replacing it with the following:

         Other than as reported immediately below, none of the Reporting Persons effected a transaction with respect to the Common Stock since the filing of the Schedule 13D on May 8, 1998. On May 11, 1998, Mr. Kim transferred 100,000 shares of Common Stock to the Jeong H. Kim Foundation as an irrevocable gift. On May 11, 1998, Ms. Li transferred 50,000 shares of Common Stock to Father John Sweeney as an irrevocable gift.

ITEM 6. CONTRACTS, ARRANGEMENTS, UNDERSTANDINGS OR RELATIONSHIPS WITH RESPECT TO SECURITIES OF THE ISSUER


         Item 6 is hereby amended and supplemented by inserting the following paragraph immediately after the last paragraph thereof:




          On May 11, 1998, Parent and the Purchaser entered into two separate release agreements with Jeong H. Kim and Felice Li, releasing an aggregate of 150,000 Subject Shares from the Stockholders Agreement, in order to permit such individuals to make certain charitable contributions.


ITEM 7.  MATERIAL TO BE FILED AS EXHIBITS

         Item No. 7 is hereby amended and supplemented by inserting the following exhibits immediately after the last exhibit appearing thereunder:

         (10) Release Agreement, dated May 11, 1998, among Parent, Purchaser and Jeong H. Kim.

         (11) Release Agreement, dated May 11, 1998, among Parent, Purchaser and Felice Li.





                               Page 7 of 9 Pages

                            Exhibit Index on Page 9

SIGNATURES

         After reasonable inquiry and to the best of my knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.



Dated:  May 14, 1998                                     HARRY J. CARR

                                                         By:          /s/ JAMES H. SCHROPP
                                                                 -------------------------------------------
                                                                 Name:  James H. Schropp
                                                                 Title:  Attorney-in-Fact

Dated:  May 14, 1998                                     JEONG H. KIM

                                                         By:          /s/ JAMES H. SCHROPP
                                                                 -------------------------------------------
                                                                 Name:  James H. Schropp
                                                                 Title:  Attorney-in-Fact

Dated:  May 14, 1998                                     FELICE LI

                                                         By:          /s/ JAMES H. SCHROPP
                                                                 -------------------------------------------
                                                                 Name:  James H. Schropp
                                                                 Title:  Attorney-in-Fact

Dated:  May 14, 1998                                     KWOK L. LI

                                                         By:          /s/ JAMES H. SCHROPP
                                                                 -------------------------------------------
                                                                 Name:  James H. Schropp
                                                                 Title:  Attorney-in-Fact

Dated:  May 14, 1998                                     LINSANG PARTNERS LLC

                                                         By:          /s/ JAMES H. SCHROPP
                                                                 -------------------------------------------
                                                                 Name:  James H. Schropp
                                                                 Title:  Attorney-in-Fact

Dated:  May 14, 1998                                     BARTON Y. SHIGEMURA

                                                         By:          /s/ JAMES H. SCHROPP
                                                                 -------------------------------------------
                                                                 Name:  James H. Schropp
                                                                 Title:  Attorney-in-Fact






                               Page 8 of 9 Pages

                            Exhibit Index on Page 9

                                        INDEX TO EXHIBITS

   Exhibit
   -------
     No.      Exhibit
     ---      -------
   (10)  Release Agreement, dated May 11, 1998, among Parent, Purchaser and Jeong H. Kim.
   (11)  Release Agreement, dated May 11, 1998, among Parent, Purchaser and Felice Li.





                               Page 9 of 9 Pages

                            Exhibit Index on Page 9